Exhibit 5.1

GAETA & EVESON, P.A.

Attorneys at Law

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

(919) 845-2558 Telephone

(919) 518-2146 Facsimile

November 29, 2005

Board of Directors

American Community Bancshares, Inc.

4500 Cameron Valley Parkway, Suite 150

Charlotte, NC 28211

Re:	Registration Statement on Form S-3D

American Community Bancshares, Inc.

Dividend Reinvestment and Common Stock Purchase Plan

Ladies and Gentlemen:

As counsel for American Community Bancshares, Inc. (the “Company”), we are furnishing the following opinion in connection with the proposed issuance by the Company of up to 100,000 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), pursuant to the American Community Bancshares, Inc. Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). These securities are the subject of a registration statement to be filed by the Company with the Securities and Exchange Commission on Form S-3D (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is to be attached as an exhibit.

We have examined the Articles of Incorporation and Bylaws of the Company, the minutes of meetings of its Board of Directors and shareholders and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for the purposes of this opinion. Based upon such examination, it is our opinion that the 100,000 shares of Common Stock of the Company which are being registered pursuant to the Registration Statement, may be legally issued in accordance with the Company’s Articles of Incorporation and Bylaws, and when so issued and duly delivered against payment therefor pursuant to the Plan as described in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and nonassessable.

The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of the securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that you intend to file with the Securities and Exchange Commission. In giving this consent we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

Very truly yours,

GAETA & EVESON, P.A.

/s/ GAETA & EVESON, P.A.